Exhibit 99.1

 IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. DECLARES
QUARTERLY CASH DIVIDEND

Southampton, Pa., April 15, 2010 -- Quaint Oak Bancorp, Inc. (OTCBB: QNTO) (the "Company"), the holding company for Quaint Oak Bank (the "Bank"), announced today that its Board of Directors at their meeting on April 14, 2010 declared a quarterly cash dividend of $.03 per share on the common stock of the Company payable on May 10, 2010, to the shareholders of record at the close of business on April 26, 2010.

Robert T. Strong, President and Chief Executive Officer stated, "I am pleased to announce the increase in our quarterly cash dividend to $.03 per share, which reflects our positive financial performance for 2009.  As always, our current and continued business strategy includes long term profitability and payment of dividends.  This focus reflects the Company’s strong commitment to shareholder value."

Quaint Oak Bancorp, Inc. is a community-based, savings and loan holding company providing consumer and commercial banking services through its wholly-owned subsidiary, Quaint Oak Bank, headquartered in Southampton, Pennsylvania.  Quaint Oak Bank has served individuals and businesses in the Bucks County area for more than 80 years.  Quaint Oak Bancorp's website is www.quaintoak.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059